Exhibit 99.1

CollabRx Reports First Quarter Fiscal Year 2015 Financial Results

San Francisco, CA -- August 14, 2014 – CollabRx, Inc. (the "Company") (NASDAQ: CLRX) announces financial results and business highlights for the first quarter of fiscal year 2015, which ended June 30, 2014.

First Quarter Business Highlights
Throughout the first fiscal quarter, the Company made significant progress in building a strong base for future revenues and establishing a leadership position among oncologists and pathologists in the rapidly emerging area of clinical genetic testing in cancer, including:
• Entering into agreements with additional diagnostic and specialty laboratories for its Genetic Variant Annotation™ (GVA) Service, including The Jackson Laboratory (an NCI-designated comprehensive cancer center) and a commercial specialty lab (a subsidiary of a major pharmaceutical company) that has required that we withhold its identity.

• Completing an agreement with Affymetrix, an industry leader in genomics analysis, to optimize the use of our GVA Service in connection with Affymetrix's platforms and other industry platforms for analysis of gene copy number variation (CNV) to inform cancer treatment planning. This significant extension of the GVA database opens up new commercial and clinical research customers for the Company.

•  Launching CancerRx, an innovative mobile app that combines the Company's groundbreaking and popular Therapy Finder™ decision support tools in oncology with MedPage Today's oncology-related news feed. During the week following the launch at the American Society of Clinical Oncology (ASCO) meeting in Chicago at the end of May, more than10,000 cancer healthcare professionals downloaded the app to learn about the latest developments in molecular oncology to help inform the care of their patients.

•  Presenting at the ASCO meeting an abstract of a research project done in collaboration with clinical researchers at the University of Chicago Medical Center and University of Wisconsin. The project reinterpreted the findings of several dozen FoundationONE™ reports using the CollabRx GVA to identify new therapeutic options not found in the original reports for a cohort of esophageal cancer patients. This demonstrated the superior database and reporting capability of the GVA when used in planning the treatment of patients with advanced cancer. (FoundationONE™ is a trademark of Foundation Medicine, Inc.)

•  Appointing Paul Billings MD, PhD, FACP, FACMG to its Board of Directors. Dr. Billings is a nationally recognized expert on genomic and precision medicine. He is a board-certified internist and clinical geneticist whose career has been devoted to improving patient care by expanding the use of medically relevant genomic technologies in clinical settings, most recently as Chief Medical Officer of Life Technologies, Inc. (acquired by Thermo Fisher Scientific, Inc. in March 2014). Currently, Dr. Billings serves in multiple roles in industry and government, including as Executive Chairman, Melanoma Diagnostics and a director of Trovagene, DecisionQ, and PAX Neuoscience. Dr. Billings currently serves on the Scientific Advisory Board of the FDA, the Genomic Medicine Advisory Committee at the Department of Veterans Affairs, and the National Academy of Sciences Institute of Medicine's Roundtable on Genomics.
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Fiscal 2015 Qtr 1 Financial Statement Highlights
•
Total revenue for the quarter was $64,000, with the entire amount representing the Company's commercialization of its content services and online media products.   Revenue for the same quarter of the prior fiscal year was $270,000, which consisted primarily of fee-for-service revenue from Life Technologies, Inc.

•	Gross margins for the quarter were 72% of revenue or $46,000, compared to 93% of revenue or $252,000 in the same quarter of the prior fiscal year.

•
The Company's net loss for the first quarter of fiscal year 2014 was ($1,248,000) or ($0.61) per share, compared with a net loss of ($797,000) or ($0.41) per share for the same period in the prior fiscal year.

•
Operating expenses totaled $1,316,000 for the first quarter. Of that amount, $155,000 was non-cash charges for depreciation, amortization and stock compensation expense. This represented an increase in operating expenses from both the comparable quarter one year ago (which came in at $961,000, including $143,000 of non-cash charges) and the immediately preceding quarter (Q4'FY14), which came in at $1,049,000, including $143,000 of non-cash charges. The quarterly increase in operating expense was due primariily to year-end accounting fees and taxes.

•	The operating loss for fiscal year 2015 first quarter was ($1,270,000), compared to ($709,000) in the prior year and ($986,000) in the immediately preceding quarter.

•
The Company completed a follow-on public offering of common stock at $2.00 per share resulting in gross proceeds of $1,827,000. In connection with the offering, the Company issued 913,500 shares of common stock and warrants to the underwriter for the purchase of an additional 27,405 shares at $2.50 per share.

•	CollabRx ended the first quarter with approximately $2,068,000 in cash and cash equivalents.

Business Outlook

In the first quarter of fiscal year 2015 and throughout the current fiscal year, CollabRx expects to build revenue primarily through the sale of its content in connection with its Genetic Variant Annotation Service (GVA). Although individual lab customers are experiencing a slower-than-expected ramp, the overall market for the type of genetic testing in cancer that is informed by the GVA is growing at approximately 100% per year. We expect our revenue to ramp as our customers succeed in launching and growing their test sales. In addition, we expect to see revenue later this year in connection with our revenue-sharing agreement for the CancerRx mobile app, developed and marketed in collaboration with Everyday Health's MedPage Today.

CollabRx expects quarterly cash operating expenses to continue to be in the range of $1.0 million. The Company also expects its operating expenses in near-term quarters to be offset in the remainder of fiscal year 2015 by revenue both from agreements with its current partners and customers, as well as new agreements.

Investor Conference Call Today at 5 p.m. EDT (2 p.m. PDT)

CollabRx will hold an investor conference call today to discuss the Company's financial results for the first quarter of fiscal year 2015 and to provide an update to the business.
The dial-in number for the live audio call beginning on Thursday, August 14, 2014, at 5 p.m. EDT (2 p.m. PDT) is 1-800-868-1837 for all participants. The conference identification number is 185118#. A live webcast of the conference call will also be available at: https://webconf1.conferencedownload.com/. The conference dial in for the webcast is the same number and code: 1-800-868-1837 and 185118#.
A webcast replay of the call will be available for one year and may be accessed at the same link: https://webconf1.conferencedownload.com/.

About CollabRx
CollabRx, Inc. (NASDAQ: CLRX) is a clinical decision support company that uses cloud-based expert systems to inform healthcare decision-making by aggregating and contextualizing the world's knowledge on molecular medicine with specific insights from the nation's top clinical experts.We have initially focused on the area of greatest need: helping physicians develop treatment plans for patients with advanced cancers who have effectively exhausted the standard of care. More information may be obtained at http://www.collabrx.com.

CollabRx Safe Harbor Statement
This press release includes forward-looking statements about CollabRx's anticipated results that involve risks and uncertainties. Some of the information contained in this press release, including, but not limited to, statements as to industry trends and CollabRx's plans, objectives, expectations and strategy for its business, contains forward-looking statements that are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Any statements that are not statements of historical fact are forward-looking statements. When used, the words "believe," "plan," "intend," "anticipate," "target," "estimate," "expect" and the like, and/or future tense or conditional constructions ("will," "may," "could," "should," etc.), or similar expressions, identify certain of these forward-looking statements. Important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in filings made by CollabRx with the Securities and Exchange Commission. CollabRx undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contacts:
Thomas R. Mika, CEO
CollabRx, Inc.
415-248-5350
tmika@collabrx.com

Cheryl Schneider
Dian Griesel Int'l.
212-825-3210
cschneider@dgicomm.com

COLLABRX, INC. AND SUBSIDIARIES
(formerly TEGAL CORPORATION)
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	June 30,	March 31,
	2014	2014	*
ASSETS
Current assets:
Cash and cash equivalents	$2,068	$1,430
Accounts receivable	124	148
Prepaid expenses	138	104
Other current assets	108	79
Deferred financing costs	--	162
Investment in convertible promissory note	387	378
Total current assets	2,825	2,301
Property and equipment, net	134	130
Intangible assets, net	1,229	1,281
Goodwill	603	603
Total assets	$4,791	$4,315
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$276	$136
Accrued compensation	170	119
Deferred revenue	187	108
Liabilities of discontinued operations	--	5
Total current liabilities	633	368
Deferred tax liability	479	500
Promissory note	511	509
Other long-term liabilities	13	13
Total liabilities	1,636	1,390

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; none issued
and outstanding	--	--
Common stock, $0.01 par value; 50,000,000 shares authorized; 2,925,788 and 2,005,187 shares issued and outstanding at
June 30, 2014 and March 31, 2014 respectively	29	20
Additional paid-in capital	132,463	130,994
Accumulated deficit	(129,337)	(128,089)
Total stockholders' equity	3,155	2,925
Total liabilities and stockholders' equity	$4,791	$4,315

*Derived from the Company's audited consolidated balance sheet as of March 31, 2013.

COLLABRX, INC. AND SUBSIDIARIES
(formerly TEGAL CORPORATION)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
and COMPREHENSIVE LOSS
(Unaudited)
 (In thousands, except share data)

	Three Months Ended
	June 30,
	2014	2013

Revenue	$64	$270
Cost of revenue	18	18
Gross profit	46	252
Operating expenses:
Engineering	542	232
Research and development	50	174
Sales and marketing	80	67
General and administrative	644	488
Total operating expenses	1,316	961
Operating loss	(1,270)	(709)
Other income, net	7	10
Loss before income tax benefit	(1,263)	(699)
Income tax benefit	(15)	(20)
Loss from continuing operations	(1,248)	(679)
Loss from discontinued operations, net of taxes	--	(118)
Net loss	$(1,248)	$(797)

Net loss per share from continuing operations:
Basic and diluted	$(0.61)	$(0.35)
Net loss per share from discontinued operations:
Basic and diluted	$0.00	$(0.06)
Net loss per share:
Basic and diluted	$(0.61)	$(0.41)

Weighted-average shares used in per share computation:
Basic and diluted	2,032	1,953

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